Exhibit 10.24

To:	Ted Cahall

From:	Ron Grant

Date:	May 13, 2008

Re:	Amendment to your Employment Agreement

This memo, upon your signature, supplements your revised offer letter dated December 15, 2006, and shall constitute the complete agreement between you and AOL LLC (together with its subsidiaries, affiliates and assigns “AOL” or the “Company”) regarding your continued employment.

The paragraph in your offer letter with the heading “Termination” shall be deleted in its entirety and replaced with the following.

Termination: Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law, with or without notice “Cause” (as defined below), subject to the following consequences. Nothing in this offer is intended to create a contract for employment or guarantee of continued employment with the Company. This at-will employment relationship cannot be modified except by an express written agreement signed by you and an authorized officer of the Company.

In the event the Company terminates your employment for Cause, you shall be entitled as of the termination date to no further compensation under this agreement, except that you shall be entitled to receive a) such portion of your Base Salary as shall have accrued but remain unpaid through the termination date and any accrued, but unused vacation in accordance with Company policy.

In the event the Company terminates your employment other than for Cause, you will be entitled to receive the following, solely in exchange for your execution and delivery to the Company of a Company separation agreement, which shall contain, among other obligations, a valid release of any and all claims against the Company and its related entities and agents:

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An amount equal to 18 months of your Base Salary at the time of termination, less applicable taxes. This amount will be paid in a lump sum within thirty (30) days of the Company’s receipt of your executed separation agreement, but no later than March 15 of the calendar year following the year of the termination of your employment. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

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If you are terminated between January 1 and March 15, a Bonus payment for the calendar year ending prior to your termination (“Prior Year”), payable at the same rate that continuing employees receive their Bonus payment, less applicable taxes, but in no event to exceed 100% of your target payout; provided that (i) the Company pays a Bonus to eligible employees under the AIP for the Prior Year, (ii) such Bonus has not already been paid to you at the time of termination of your employment, and (iii) you were otherwise eligible for such Bonus payment if you had remained employed through the date of payout. This amount will be paid in a lump sum within thirty (30) days of the Company’s receipt of your executed separation agreement, but no later than March 15 of the calendar year following the year of the termination of your employment. The payment will not be eligible for deferrals in the Company’s 401(k) plan.

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A Bonus payment, prorated through the date of the termination of your employment, payable at target, less applicable taxes. This amount will be paid in a lump sum within thirty (30) days of the Company’s receipt of your executed separation agreement, but no later than March 15 of the calendar year following the year of the termination of your employment. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

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If you elect to enroll in COBRA benefit continuation, at the Company’s expense, continuation of health, vision and dental benefits coverage under COBRA for 18 months beginning the first day of the calendar month following your termination date.

For purposes of this letter, “Cause” shall be limited to (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal, without proper cause, to perform your duties with the Company, including your obligations under this letter, if such failure or refusal remains uncured for 15 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Company’s Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business, or (vii) your failure to cooperate in any internal or external investigation involving the Company.]

Compliance with IRC Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

All other terms and conditions of your offer letter remain in full force and effect. Please sign and date one copy of this memo and return it to Michaela Oliver, Senior Vice President, Human Resouces via interoffice mail. (An extra copy is enclosed for your files.)

AGREED AND ACCEPTED:

/s/ Theodore R. Cahall, Jr.	7/1/08
Ted Cahall	Date